Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-75870, 333-89118, 333-89120, 333-89122, 333-89124, 333-89126, 333-103517, 333-115950, 333-53163-99, 333-124927, 333-124929, 333-127513, and 333-131701) on Form S-8 and the registration statement (No. 333-85050) on Form S-3 of ARAMARK Corporation and subsidiaries of our reports dated November 20, 2006, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of September 30, 2005 and September 29, 2006, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended September 29, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 29, 2006, and the effectiveness of internal control over financial reporting as of September 29, 2006, which reports appear in the September 29, 2006, annual report on Form 10-K of ARAMARK Corporation. Our audit report on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards No. 143.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 20, 2006